Theravance Reports Fourth Quarter and Full Year 2005 Financial Results

SOUTH SAN FRANCISCO, CA -- 02/09/2006 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the fourth quarter and year ended December 31, 2005. The net loss for the fourth quarter of 2005 was $42.2 million compared to $29.2 million during the same period of 2004, an increase of $13.0 million. The increase was primarily due to higher research and development costs associated with telavancin Phase 3 clinical programs.

Research and development spending for the fourth quarter of 2005 increased to $41.0 million compared to $27.3 million for the same period of 2004. This increase was primarily driven by higher external research and development costs associated with Phase 3 telavancin clinical programs and Phase 1 clinical studies for the gastrointestinal (GI) motility dysfunction program. Total external research and development costs were $26.2 million in the fourth quarter of 2005 compared to $13.2 million in the same period of 2004. General and administrative costs for the fourth quarter of 2005 increased to $4.6 million compared to $3.9 million in the same period of 2004 primarily driven by higher auditing and consulting costs related to Sarbanes-Oxley compliance, increases in telavancin prelaunch costs, and higher employee related expenses.

Revenue was $3.4 million in the fourth quarter of 2005 compared to $2.7 million in the same period of 2004. The increase was primarily due to amortization of additional upfront and milestone payments received from the Company's partnerships with GlaxoSmithKline (GSK) and Astellas Pharma Inc. (Astellas). All payments received to date under these agreements are being amortized over the relevant performance periods rather than recognized when received.

Cash, cash equivalents, and short-term investments totaled $200.0 million at the end of the fourth quarter 2005, an increase of $27.7 million during the fourth quarter 2005 and a decrease of $57.1 million since December 31, 2004. This increase during the fourth quarter of 2005 includes a $65.0 million payment received in December in connection with the Company's partnership with Astellas.

Year to Date

For the full year 2005, the net loss increased to $143.2 million compared to $102.7 million in 2004. The increase was primarily due to higher research and development costs associated with telavancin Phase 3 clinical programs.

Research and development spending for the year 2005 was $134.7 million, compared to $87.0 million in 2004. This increase was primarily driven by external research and development costs associated with Phase 3 telavancin clinical studies and Phase 1 clinical studies for the GI motility dysfunction program and the overactive bladder program, which was discontinued in October 2005. Total external research and development spending was $78.7 million for the year 2005, up $43.6 million compared to 2004. General and administrative costs were $21.3 million compared to $19.8 million in 2004. Revenue for the year 2005 was $12.1 million compared to $8.9 million in 2004, an increase of $3.2 million. The increase was primarily due to amortization of additional upfront and milestone payments received from GSK and Astellas.

Recent News

On February 7, 2006, the Company closed an underwritten public offering of 5.2 million shares of common stock at a price per share of $28.50, raising net proceeds of approximately $139.8 million. The 5.2 million shares issued in the offering include 600,000 shares issued pursuant to the underwriters' exercise of their over-allotment option. A shelf registration statement relating to these shares of common stock became effective upon filing with the Securities and Exchange Commission (SEC) on January 30, 2006. The final prospectus, dated February 1, 2006 and available for viewing on the SEC's website at www.sec.gov, contains current information regarding the status of our programs.

Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Standard Time today. To participate in the live call by telephone, please dial 800-810-0924 from the U.S., or 913-981-4900 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the Company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through March 11, 2006. An audio replay will also be available through 11:59 p.m. Eastern Standard Time on February 23, 2006 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 4105801.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal disorders. Of the five programs in development, two are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc., and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc. This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail in Theravance's filings with the Securities and Exchange Commission (SEC), including its prospectus dated February 1, 2006 filed with the SEC pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                                THERAVANCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                     Three Months Ended            Year Ended
                        December 31,              December 31,
                   ----------------------    ----------------------
                      2005         2004         2005         2004
                   ---------    ---------    ---------    ---------
                         (unaudited)        (unaudited)       (3)

Revenue (1)        $   3,378    $   2,740    $  12,054    $   8,940

Operating
 expenses:
  Research and
   development        41,023       27,302      134,677       86,996
  General and
   administrative      4,578        3,859       21,310       19,818
  Stock-based
   compensation        1,689        2,361        5,623        8,521
                   ---------    ---------    ---------    ---------
Total operating
 expenses             47,290       33,522      161,610      115,335
                   ---------    ---------    ---------    ---------
Loss from
 operations          (43,912)     (30,782)    (149,556)    (106,395)

Interest and
 other income, net     1,816        1,802        6,969        4,564
Interest
 expense                (115)        (191)        (577)        (823)
                   ---------    ---------    ---------    ---------
Net loss           $ (42,211)   $ (29,171)   $(143,164)   $(102,654)
                   =========    =========    =========    =========
Net loss
 per share (2)     $   (0.79)   $   (0.56)   $   (2.69)   $   (3.08)
                   =========    =========    =========    =========
Shares used
 in computing
 net loss
 per share (2)        53,624       52,441       53,270       33,283
                   =========    =========    =========    =========
Shares
 outstanding
 at the end
 of the
 period (2)           53,877       52,924       53,877       52,924
                   =========    =========    =========    =========

(1)  Revenue includes amounts from GSK, a related party, of $3,005 and
     $11,681 for three months and year ended December 31, 2005, respectively and $2,740 and $8,940 for the three months and year ended
     December 31, 2004, respectively.

(2)  Shares used in computing net loss per share excludes approximately
     10.3 million and 9.8 million shares subject to repurchase and shares issuable upon exercise of outstanding stock options and warrants as of
     December 31, 2005 and 2004, respectively, as their effect would be antidilutive.

(3)  The condensed consolidated statements of operations amounts for the year ended December 31, 2004 are derived from audited financial statements.

                                THERAVANCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)

                                           December 31, December 31,
                                               2005         2004
                                            ---------    ---------
                                           (unaudited)      (2)
Assets
   Cash, cash equivalents and short-term
    investments                             $ 200,009    $ 257,141
   Other current assets                         4,893        7,327
   Property and equipment, net                 13,180       13,242
   Other assets                                 6,753        8,312
                                            ---------    ---------
     Total assets                           $ 224,835    $ 286,022
                                            =========    =========

Liabilities and stockholders' equity
   Current liabilities, net of current
    portion of deferred revenue (1)         $  31,179    $  22,979
   Deferred revenue (1)                       128,245       67,298
   Other long-term liabilities                  5,827        5,378

   Stockholders' equity                        59,584      190,367
                                            ---------    ---------
Total liabilities and stockholders' equity  $ 224,835    $ 286,022
                                            =========    =========

(1)  Deferred revenue includes the current portion of $17.0 million and
     $11.0 million as of December 31, 2005 and 2004, respectively. The net decrease in total deferred revenue is a result of the amortization of deferred revenue partially offset by additional upfront and milestone payments that were received under the Company’s "Beyond Advair"
     collaboration and strategic alliance with GSK in March and June 2005, respectively.

(2)  The condensed consolidated balance sheet amounts at December 31, 2004 are derived from audited financial statements.

Contact Information:
Investors
Theravance, Inc.
Mike Aguiar
SVP, Chief Financial Officer
650-808-4100
maguiar@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com